AMENDMENT TO THE
MANAGED PORTFOLIO SERIES
CUSTODY AGREEMENT

    THIS AMENDMENT dated as of the last date on the signature block, to the Custody Agreement, dated as of April 6, 2011, (the "Agreement"), is entered into by and between Managed Portfolio Series, a Delaware statutory trust (the "Trust") and U.S. Bank National Association, a national banking association (the "Custodian").

RECITALS

    WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend the series of the Trust to add the CornerCap Small-Cap Value Fund and to add the corresponding fee schedule to the Agreement; and

WHEREAS, Article XV, Section 15.02 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree to amend the exhibits and add the following series of Managed Portfolio Series:

1.Exhibit CC is hereby added to the Agreement and attached hereto effective on November 21, 2022.
2.The CornerCap Small-Cap Value Fund is added to the agreement effective on November 21, 2022.
3.Except to the extent amended hereby, the Agreement shall remain in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have caused this Fourth Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

MANAGED PORTFOLIO SERIES	U.S. BANK, N.A.
By: /s/ Brian Wiedmeyer	By: /s/ Gregory Farley
Name: Brian Wiedmeyer	Name: Greg Farley
Title: President	Title: SVP
Date: September 7, 2022	Date: 9/15/2022

Exhibit CC to the
Managed Portfolio Series Custody Agreement

Name of Series

CornerCap Small-Cap Value Fund

Custody Services Fee Schedule
Based upon an annual rate of average daily market value of all long securities and cash held in the portfolio*:
[ ] basis points on the balance
Minimum annual fee per fund – $[ ]
Plus portfolio transaction fees

Portfolio Transaction Fees
$[ ] – Book entry DTC transaction, Federal Reserve transaction, principal paydown
$[ ] – Repurchase agreement, reverse repurchase agreement, time deposit/CD or other non-depository transaction
$[ ] – Option/SWAPS/future contract written, exercised or expired
$[ ] – Mutual fund trade, Margin Variation Wire and outbound Fed wire
$[ ] – Physical security transaction
$[ ] – Check disbursement (waived if U.S. Bancorp is Administrator)

A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
Miscellaneous Expenses
All other miscellaneous fees and expenses, including but not limited to the following, will be separately billed as incurred: expenses incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, deposit withdrawals at custodian (DWAC) fees, SWIFT charges, negative interest charges and extraordinary expenses based upon complexity.

Additional services not included above shall be mutually agreed upon at the time of the service being added. In addition to the fees described above, additional fees may be charged to the extent that changes to applicable laws, rules or regulations require additional work or expenses related to services provided (e.g., compliance with new liquidity risk management and reporting requirements).

* Subject to annual CPI increase – All Urban Consumers – U.S. City Average” index, provided that the CPI adjustment will not decrease the base fees (even if the cumulative CPI rate at any point in time is negative).

Fees are calculated pro rata and billed monthly.

Additional Global Sub-Custodial Services Annual Fee Schedule

Country	Safekeeping (BPS)	Transaction fee	Country	Safekeeping (BPS)	Transaction fee	Country	Safekeeping (BPS)	Transaction fee
Argentina	[ ]	[ ]	Hong Kong	[ ]	[ ]	Poland	[ ]	[ ]
Australia	[ ]	[ ]	Hungary	[ ]	[ ]	Portugal	[ ]	[ ]
Austria	[ ]	[ ]	Iceland	[ ]	[ ]	Qatar	[ ]	[ ]
Bahrain	[ ]	[ ]	India	[ ]	[ ]	Romania	[ ]	[ ]
Bangladesh	[ ]	[ ]	Indonesia	[ ]	[ ]	Russia	[ ]	[ ]
Belgium	[ ]	[ ]	Ireland	[ ]	[ ]	Saudi Arabia	[ ]	[ ]
Bermuda	[ ]	[ ]	Israel	[ ]	[ ]	Serbia	[ ]	[ ]
Botswana	[ ]	[ ]	Italy	[ ]	[ ]	Singapore	[ ]	[ ]
Brazil	[ ]	[ ]	Japan	[ ]	[ ]	Slovakia	[ ]	[ ]
Bulgaria	[ ]	[ ]	Jordan	[ ]	[ ]	South Africa	[ ]	[ ]
Canada	[ ]	[ ]	Kenya	[ ]	[ ]	South Korea	[ ]	[ ]
Chile	[ ]	[ ]	Kuwait	[ ]	[ ]	Spain	[ ]	[ ]
China Connect	[ ]	[ ]	Latvia	[ ]	[ ]	Sri Lanka	[ ]	[ ]
China (B Shares)	[ ]	[ ]	Lithuania	[ ]	[ ]	Sweden	[ ]	[ ]
Colombia	[ ]	[ ]	Luxembourg	[ ]	[ ]	Switzerland	[ ]	[ ]
Costa Rica	[ ]	[ ]	Malaysia	[ ]	[ ]	Taiwan	[ ]	[ ]
Croatia	[ ]	[ ]	Malta	[ ]	[ ]	Thailand	[ ]	[ ]
Cyprus	[ ]	[ ]	Mauritius	[ ]	[ ]	Tunisia	[ ]	[ ]
Czech Republic	[ ]	[ ]	Mexico	[ ]	[ ]	Turkey	[ ]	[ ]
Denmark	[ ]	[ ]	Morocco	[ ]	[ ]	UAE	[ ]	[ ]
Egypt	[ ]	[ ]	Namibia	[ ]	[ ]	Uganda	[ ]	[ ]
Estonia	[ ]	[ ]	Netherlands	[ ]	[ ]		[ ]	[ ]
Eswatini	[ ]	[ ]	New Zealand	[ ]	[ ]	Ukraine	[ ]	[ ]
Euroclear (Eurobonds)	[ ]	[ ]	Nigeria	[ ]	[ ]	United Kingdom	[ ]	[ ]
Euroclear (Non-Eurobonds)	Rates are available upon request	Rates are available upon request	Norway	[ ]	[ ]	Uruguay	[ ]	[ ]
Finland	[ ]	[ ]	Oman	[ ]	[ ]	Vietnam	[ ]	[ ]
France	[ ]	[ ]	Pakistan	[ ]	[ ]	West African Economic Monetary Union (WAEMU)*	[ ]	[ ]
Germany	[ ]	[ ]	Panama	[ ]	[ ]	Zambia	[ ]	[ ]
Ghana	[ ]	[ ]	Peru	[ ]	[ ]	Zimbabwe	[ ]	[ ]
Greece	[ ]	[ ]	Philippines	[ ]	[ ]

* Includes Ivory Coast, Mali, Niger, Burkina Faso, Senegal, Guinea Bissau, Togo and Benin.

Global Custody Base Fee
A monthly base fee of $[ ] per fund will apply based on the number of foreign securities held. If no global assets are held within a given month, the monthly base charge will not apply for that month.

Global Custody Tax Services:
Global Filing: $[ ] per annum
U.S. Domestic Filing: $[ ] per annum (Only ADRs)
Any client who does not elect for tax services (and does them themselves, would be charged an out of pocket expense per the normal process).
Miscellaneous Expenses
Charges incurred by U.S. Bank, N.A. directly or through sub-custodians for account opening fees, local taxes, stamp duties or other local duties and assessments, stock exchange fees, central securities depository fees, securities market regulator fees, foreign exchange transactions, postage and insurance for shipping, facsimile reporting, extraordinary telecommunications fees, proxy services and other shareholder communications, recurring administration fees, negative interest charges, overdraft charges or other expenses which are unique to a country in which the client or its clients is investing will be passed along as incurred.
A surcharge may be added to certain miscellaneous expenses listed herein to cover handling, servicing and other administrative costs associated with the activities giving rise to such expenses. Also, certain expenses are charged at a predetermined flat rate.
SWIFT reporting and message fees.

CornerCap Investment Counsel
By: /s/ J. CannonCarr
Name: J. CannonCarr, Jr.
Title: CEO
Date: 9/19/22
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